Exhibit 99.3

ESSEX PORTFOLIO, L.P.

Offers to exchange its 5.500% Senior Notes due 2017,  5.200% Senior Notes due 2021, 3.375% Senior Notes due 2023 and 3.875% Senior Notes due 2024, which have been registered under the Securities Act of 1933, for any and all of its outstanding unregistered

5.500% Senior Notes due 2017, 5.200% Senior Notes due 2021, 3.375% Senior Notes due 2023 and 3.875% Senior Notes due 2024, respectively

THE EXCHANGE OFFERS AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON                  ,2014, UNLESS EXTENDED.

, 2014

To Brokers, Dealers, Commercial Banks,

Trust Companies and Other Nominees:

We are offering, upon the terms and subject to the conditions set forth in the prospectus dated                          , 2014 (the “Prospectus”) and the accompanying letter of transmittal enclosed herewith (, to exchange (the “Exchange Offers”) up to (i) $274,188,000 aggregate principal amount of its new 5.500% Senior Notes due 2017 (CUSIP No.: 29717P AG2) (the “New 2017 Notes”), (ii) $282,577,000 aggregate principal amount of its new 5.200% Senior Notes due 2021 (CUSIP No.: 29717P AJ6) (the “New 2021 Notes”), (iii) $290,962,000 aggregate principal amount of its new 3.375% Senior Notes due 2023 (CUSIP No.: 29717P AL1) (the “New 2023 Notes”) and (iv) $400,000,000 aggregate principal amount of its new 3.875% Senior Notes due 2024 (CUSIP No.: 29717P AN7) (the “New 2024 Notes” and together with the New 2017 Notes, the New 2021 Notes, the New 2023 Notes and the New 2024 Notes, the “New Notes”), which, in each case, have been registered under the Securities Act of 1933, as amended (the “Securities Act”), for any and all of its outstanding unregistered (i) 5.500% Senior Notes due 2017 (CUSIP Nos.: U2843M AB1 and 29717P AF4) (the “Original 2017 Notes”), (ii) 5.200% Senior Notes due 2021 (CUSIP Nos.: U2843M AC9 and 29717P AH0) (the “Original 2021 Notes”), (iii) 3.375% Senior Notes due 2023 (CUSIP Nos.: U2843M AD7 and 29717P AK3) (the “Original 2023 Notes”) and (iv) 3.875% Senior Notes due 2024 (CUSIP Nos.: 29717P AM9 and U2843M AE5) (the “Original 2024 Notes” and, together with the Original 2017 Notes, the Original 2021 Notes and the Original 2023 Notes, the “Original Notes”), respectively.

As set forth in the prospectus, the terms of the New Notes are substantially identical to the Original Notes, except that the New Notes have been registered under the Securities Act and therefore will not be subject to certain restrictions on their transfer and will not contain certain provisions providing for an increase in the interest rate thereon under the circumstances set forth in the registration rights agreements described in the prospectus.  Original Notes may be tendered in a minimum principal amount of $2,000 and integral multiples of $1,000 in excess thereof.

Each exchange offer is subject to certain conditions.  See “The 2017, 2021 and 2023 Exchange Offers — Conditions” and “The 2024 Exchange Offer — Conditions” in the prospectus.

Enclosed herewith for your information and forwarding to your clients are copies of the following documents:

1.	the prospectus, dated , 2014;

2.	the letter of transmittal for your use and for the information of your clients (facsimile copies of the letter of transmittal may be used to tender Original Notes);

3.
a form of letter which may be sent to your clients for whose accounts you hold Original Notes registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the applicable Exchange Offer; and

4.	a notice of guaranteed delivery.

Your prompt action is requested.  Please note each Exchange Offer will expire at 5:00 p.m., New York City time, on                    , 2014, unless extended.  Please furnish copies of the enclosed materials to those of your clients for whom you hold Original Notes registered in your name or in the name of your nominee as quickly as possible.

In all cases, exchanges of Original Notes pursuant to an Exchange Offer will be made only after timely receipt by the exchange agent (as defined in the prospectus) of (1) certificates representing such Original Notes, or a book-entry confirmation (as defined in the prospectus), as the case may be, (2) the letter of transmittal (or facsimile thereof), properly completed and duly executed, or an agent’s message (as defined in the prospectus), and (3) any other required documents.

Holders who wish to tender their Original Notes and (1) whose Original Notes are not immediately available, (2) who cannot deliver their Original Notes, the letter of transmittal or an agent’s message and any other documents required by the letter of transmittal to the exchange agent prior to 5:00 p.m., New York City time, on                   , 2014 (unless extended), or (3) who cannot comply with the procedures for delivery by book-entry transfer prior to 5:00 p.m. New York City time, on                     , 2014 (unless extended), must tender their Original Notes according to the guaranteed delivery procedures set forth under the captions “The 2017, 2021 and 2023 Exchange Offers — Procedures for Tendering — Guaranteed Delivery” and “The 2024 Exchange Offer — Procedures for Tendering — Guaranteed Delivery” in the prospectus.

We are not making any Exchange Offer to, nor will we accept tenders from or on behalf of, holders of Original Notes residing in any jurisdiction in which the making of an Exchange Offer or the acceptance of tenders would not be in compliance with the laws of such jurisdiction.

We will not make any payments to brokers, dealers or other persons for soliciting acceptances of an Exchange Offer.  We will, however, upon request, reimburse you for customary clerical and mailing expenses incurred by you in forwarding any of the enclosed materials to your clients.  We will pay or cause to be paid any transfer taxes payable on the transfer of Original Notes to us, except as otherwise provided in instruction 8 of the letter of transmittal.

Questions and requests for assistance with respect to an Exchange Offer or for copies of the prospectus and letter of transmittal may be directed to the exchange agent at its numbers and address set forth in the prospectus.

Very truly yours,

ESSEX PORTFOLIO, L.P.

Nothing contained in this letter or in the enclosed documents shall constitute you or any other person our agent or the agent of any of our affiliates, or authorize you or any other person to make any statements or use any document on behalf of any of us in connection with an Exchange Offer other than the enclosed documents and the statements contained therein.